Exhibit 23



Consent Independent Auditors



The Board of Directors
MedPlus, Inc.:

We consent to the incorporation by reference in the registration statements of MedPlus, Inc. and subsidiaries on Form S-8 (No. 33-94426) and Form S-3 (No. 333-20547) of our report dated April 14, 2000, relating to the consolidated balance sheets of MedPlus, Inc. and subsidiaries as of January 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three year period ended January 31, 2000, which report appears in the January 31, 2000 annual report on Form 10-KSB of MedPlus, Inc. and subsidiaries.

/s/ KPMG, LLP


Cincinnati, Ohio
April 14, 2000